CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated February 13, 2006 relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Report to Shareholders of the T. Rowe Price Institutional Mid-Cap Equity Growth Fund, T. Rowe Price Institutional Large-Cap Value Fund, T. Rowe Price Institutional Small-Cap Stock Fund, T. Rowe Price Institutional Large-Cap Growth Fund and T. Rowe Price Large-Cap Core Growth Fund (comprising T. Rowe Price Institutional Equity Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 26, 2006